GENERAL GOVERNMENT SECURITIES MONEY MARKET FUND, INC.

                Post-Effective Amendment No. 20 to
             Registration Statement on Form N-1A under
                  the Securities Act of 1933 and
                the Investment Company Act of 1940

                             EXHIBITS

                         INDEX TO EXHIBITS

                                             Page


(18)   Rule 18f-3 Plan. . . . . . . . . . . . . . .

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                   THE DREYFUS FAMILY OF FUNDS
                    (General Family of Funds)

                         Rule 18f-3 Plan

          Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
          The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto (each, a "Fund") which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:
          1. Class Designation: Fund shares shall be divided into Class A and Class B.

          2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to each Class pursuant to separate plans adopted by the Fund's Board.

          3. Differences in Distribution Arrangements: Shares of each Class shall be offered at net asset value. Neither class shall be subject to any front-end or contingent deferred sales charges.

     Class A shares of each Fund listed on Schedule B attached hereto shall be subject to annual payments for distributing Class A shares and servicing shareholder accounts at the rate of up to .20% of the value of the average daily net assets of Class A pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class B shares of each Fund shall be subject to annual payments for distributing Class B shares at the rate of up to
 .20% of the value of the average daily net assets of Class B pursuant to a Distribution Plan adopted in accordance with Rule 12b-1 under the 1940 Act. Class B shares shall be charged directly for sub-accounting services at the annual rate of .05% of the value of the average daily net assets of Class B.

          Each Class of shares shall be subject to a separate Shareholder Services Plan. Under the respective Shareholder Services Plan, Class A shares shall be subject to payments in an amount not to exceed an annual rate of .25% of the value of the average daily net assets of Class A and Class B shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of Class B.

          4. Expense Allocation.   The following expenses
shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Service Plan, if any, Distribution Plan and Shareholder Services Plans; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class;
(c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

          5. Exchange Privileges. Shares of a Class shall be exchangeable only for shares of certain other investment companies specified from time to time.

Dated:  July 19, 1995

                           SCHEDULE A


          General California Municipal Money Market Fund
          General Government Securities Money Market Fund, Inc.
          General Money Market Fund, Inc.
          General Municipal Money Market Fund, Inc.
          General New York Municipal Money Market Fund

                           SCHEDULE B


          General Government Securities Money Market Fund, Inc.
          General Money Market Fund, Inc.